Exhibit 99.1
PowerSecure Announces $10 Million of New Business Awards
Wake Forest, N.C. — August 2, 2010 — PowerSecure International, Inc. (Nasdaq: POWR) today announced it has been awarded $10 million of new orders for its Interactive Distributed Generation® smart grid power systems (IDG® systems), and utility infrastructure projects. The new business includes a recurring revenue contract with a major U.S. retailer to deploy an initial group of IDG systems to deliver energy efficiencies and provide standby power for its distribution centers and retail locations. The awards announced today also include contracts to deploy IDG systems to support data center, hospital, municipal, and manufacturing operations. The new utility infrastructure awards include projects for major utilities to help them with their efforts to upgrade and improve the efficiency of their grid systems.
The $10 million of new business includes $8 million of total IDG business, and $2 million of utility infrastructure business. The $8 million of IDG business includes $3 million of project-based business and $5 million of recurring revenue contracts. Both the project-based distributed generation business and the utility infrastructure business are expected to be completed, and revenue recognized, primarily during second half of 2010. The distributed generation systems for the recurring revenue contracts are expected to be installed during the second half of 2010, with associated revenues recognized through approximately 2015. The $10 million of new business announced in this press release will be included in the Company’s revenue backlog reported in conjunction with its second quarter 2010 earnings release on August 5, 2010.
Sidney Hinton, CEO of PowerSecure, said, “We are very pleased to announce these new business awards. We are thrilled to report that another major retailer is deploying its first group of IDG systems, and we look forward to proving our value to earn the opportunity to expand our relationship with this new customer. We are committed to exceeding the expectations of our utility partners and customers and delivering them strong returns on investment on all of the projects we announced today.”
About PowerSecure
PowerSecure International, Inc. is a leading provider of Energy and Smart Grid Solutions to electric utilities, and their commercial, institutional, and industrial customers, as well as Energy Services to the oil and natural gas industry. PowerSecure’s Energy and Smart Grid Solutions businesses provide products and services in the areas of Energy Efficiency, Interactive Distributed Generation, and Utility Infrastructure. The Company’s Energy Efficiency business provides customers with energy efficient lighting technologies that deliver improved quality of light, including its proprietary EfficientLights LED lighting product that saves grocery, drug, and convenience stores 70% off the cost to operate traditional fluorescent lighting in their refrigerated cases. The Company is a pioneer in developing Interactive Distributed Generation® systems with sophisticated, proactive smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes, and 3) provide customers with the most dependable standby power in the industry. PowerSecure also provides utilities with transmission and distribution infrastructure construction and maintenance services, and engineering and regulatory consulting services. The Company provides Energy Services to the oil and natural gas industry through its Southern Flow and WaterSecure business units. Additional information is available at www.powersecure.com.

All forward-looking statements contained in this release are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the businesses discussed in this press release and the Company’s future revenues, earnings, margins, and other financial and operating information and data; the Company’s outlook, prospects and expectations for revenues, net income, and E.P.S. results and growth generally, and related to the events described herein; the anticipated results of the Company’s products, services, and technologies; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, those risks, uncertainties and other factors identified from time to time in the Company’s most recent Annual Report on Form 10-K, as well as in subsequent filings with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.
Contact
Chris Hutter
Chief Financial Officer
PowerSecure International, Inc.
(919) 453-1760
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